EXHIBIT 99.1
COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(In millions)	2007	2006	2007	2006
Operating revenues
Operating revenues	$1,419	$1,450	$2,907	$2,874
Operating revenues from affiliates	1	3	4	6

Total operating revenues	1,420	1,453	2,911	2,880

Operating expenses
Purchased power	508	81	1,096	172
Purchased power from affiliate	330	685	710	1,456
Operating and maintenance	221	165	415	329
Operating and maintenance from affiliates	45	53	95	105
Depreciation and amortization	109	106	217	205
Taxes other than income	76	71	157	152

Total operating expenses	1,289	1,161	2,690	2,419

Operating income	131	292	221	461

Other income and deductions
Interest expense	(73)	(58)	(141)	(114)
Interest expense to affiliates, net	(14)	(19)	(29)	(39)
Equity in losses of unconsolidated affiliates	(2)	(3)	(4)	(5)
Other, net	5	1	7	1

Total other income and deductions	(84)	(79)	(167)	(157)

Income before income taxes	47	213	54	304
Income taxes	18	86	21	123

Net income	29	127	33	181

Other comprehensive income, net of income taxes
Change in unrealized gain on cash-flow hedges	1	—	4	—
Unrealized gain on marketable securities	1	—	1	—

Other comprehensive income	2	—	5	—

Comprehensive income	$31	$127	$38	$181

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(In millions)	2007	2006
Cash flows from operating activities
Net income	$33	$181
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation, amortization and accretion	217	205
Deferred income taxes and amortization of investment tax credits	14	(25)
Net realized and unrealized mark-to-market and hedging transactions	—	7
Other non-cash operating activities	107	72
Changes in assets and liabilities:
Accounts receivable	(38)	24
Inventories	10	(8)
Accounts payable, accrued expenses and other current liabilities	84	(3)
Receivables from and payables to affiliates, net	(129)	10
Income taxes	24	100
Change in restricted cash	(42)	—
Pension and non-pension postretirement benefit contributions	(3)	(4)
Other assets and liabilities	(93)	(7)

Net cash flows provided by operating activities	184	552

Cash flows from investing activities
Capital expenditures	(559)	(465)
Change in restricted cash	(1)	(1)
Other investing activities	11	5

Net cash flows used in investing activities	(549)	(461)

Cash flows from financing activities
Changes in short-term debt	415	(120)
Issuance of long-term debt	286	320
Retirement of long-term debt	(146)	(1)
Retirement of long-term debt to ComEd Transitional Funding Trust	(180)	(174)
Changes in Exelon intercompany money pool borrowings	—	(140)
Contributions from parent	—	23
Other financing activities	—	(3)

Net cash flows provided by (used in) financing activities	375	(95)

Increase (decrease) in cash and cash equivalents	10	(4)
Cash and cash equivalents at beginning of period	35	38

Cash and cash equivalents at end of period	$45	$34

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(In millions)	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$45	$35
Restricted cash	43	—
Accounts receivable, net
Customer	750	740
Other	110	62
Inventories, net	72	83
Deferred income taxes	27	29
Receivables from affiliates	—	18
Regulatory assets	104	—
Other	36	40

Total current assets	1,187	1,007

Property, plant and equipment, net	10,827	10,457
Deferred debits and other assets
Regulatory assets	519	532
Investments	46	44
Investments in affiliates	12	20
Goodwill	2,641	2,694
Receivables from affiliates	1,873	1,774
Prepaid pension asset	895	914
Other	466	332

Total deferred debits and other assets	6,452	6,310

Total assets	$18,466	$17,774

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(In millions)	2007	2006
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$475	$60
Long-term debt due within one year	418	147
Long-term debt to ComEd Transitional Funding Trust due within one year	273	308
Accounts payable	286	203
Accrued expenses	281	467
Payables to affiliates	96	219
Customer deposits	116	114
Other	80	82

Total current liabilities	2,025	1,600

Long-term debt	3,304	3,432
Long-term debt to ComEd Transitional Funding Trust	170	340
Long-term debt to other financing trusts	361	361
Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	2,026	2,310
Asset retirement obligations	160	156
Non-pension postretirement benefit obligations	205	176
Regulatory liabilities	2,933	2,824
Other	947	277

Total deferred credits and other liabilities	6,271	5,743

Total liabilities	12,131	11,476

Commitments and contingencies
Shareholders’ equity
Common stock	1,588	1,588
Other paid-in capital	4,906	4,906
Retained deficit	(161)	(193)
Accumulated other comprehensive income (loss), net	2	(3)

Total shareholders’ equity	6,335	6,298

Total liabilities and shareholders’ equity	$18,466	$17,774

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)

					Accumulated
		Other	Retained	Retained	Other	Total
	Common	Paid-In	Deficit	Earnings	Comprehensive	Shareholders’
(In millions)	Stock	Capital	Unappropriated	Appropriated	Income (Loss)	Equity
Balance, December 31, 2006	$1,588	$4,906	$(1,632)	$1,439	$(3)	$6,298
Net income	—	—	33	—	—	33
Appropriation of retained earnings for future dividends	—	—	(21)	21	—	—
Adoption of Financial Accounting Standards Board Interpretation No. 48	—	—	(1)	—	—	(1)
Other comprehensive income, net of income taxes of $3	—	—	—	—	5	5

Balance, June 30, 2007	$1,588	$4,906	$(1,621)	$1,460	$2	$6,335

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, unless otherwise noted)
1. Basis of Presentation
     Commonwealth Edison Company (ComEd) is a regulated utility engaged principally in the purchase and regulated retail and wholesale sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois, including the City of Chicago. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of eight million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.8 million customers.
     ComEd is a principal subsidiary of Exelon Corporation (Exelon), which owns more than 99% of ComEd’s common stock. ComEd’s consolidated financial statements include the accounts of ComEd and Commonwealth Edison Company of Indiana, Inc. All intercompany transactions have been eliminated.
     The accompanying consolidated financial statements as of June 30, 2007 and 2006 and for the three and six months then ended are unaudited but, in the opinion of the management of ComEd, include all adjustments that are considered necessary for a fair presentation of its financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). All adjustments are of a normal, recurring nature, except as otherwise disclosed. The December 31, 2006 Consolidated Balance Sheets were taken from audited financial statements. These Notes to Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) for Quarterly Reports on Form 10-Q. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These notes should be read in conjunction with the Notes to Consolidated Financial Statements of ComEd included in ITEM 8 of its 2006 Annual Report on Form 10-K.
2. New Accounting Pronouncements
     FIN 48. In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” FIN 48 applies to all income tax positions taken on previously filed tax returns or expected to be taken on a future tax return. FIN 48 prescribes a benefit recognition model with a two-step approach, a more-likely-than-not recognition criterion and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon effective settlement. If it is not more likely than not that the benefit will be sustained on its technical merits, no benefit will be recorded.
     Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold for purposes of applying FIN 48. Therefore, if it can be established that the only uncertainty is when an item is taken on a tax return, such positions have satisfied the recognition step for purposes of FIN 48 and uncertainty related to timing should be assessed as part of measurement. FIN 48 also requires that the amount of interest expense and income to be recognized related to uncertain tax positions be computed by applying the applicable statutory rate of interest to the difference between the tax position recognized in accordance with FIN 48 and the amount previously taken or expected to be taken in a tax return.
     FIN 48 was effective for ComEd as of January 1, 2007. The change in net assets as a result of applying this pronouncement was considered a change in accounting principle with the cumulative effect of the change required to primarily be treated as an adjustment to the opening balance of retained deficit. Adjustments to goodwill associated with the implementation of FIN 48 were based on other applicable accounting standards. See Note 8 — Income Taxes for additional information regarding the adoption of FIN 48.
     FIN 48 prescribes that a company shall recognize the benefit of a tax position when it is effectively settled. The FASB issued FASB Staff Position (FSP) FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48”, in May 2007 to provide guidance on how companies should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. ComEd contemplated the provisions of FSP FIN 48-1 upon the initial adoption of FIN 48.

SFAS No. 157. In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not change the requirements to apply fair value in existing accounting standards. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability. SFAS No. 157 will be effective for ComEd as of January 1, 2008, and ComEd is currently assessing the impact that SFAS No. 157 may have on the financial statements.
SFAS No. 159. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (SFAS No. 159). SFAS No. 159 gives companies the option of applying at specified election dates fair value accounting to certain financial instruments and other items that are not currently required to be measured at fair value. If a company chooses to record eligible items at fair value, the company must report unrealized gains and losses on those items in earnings at each subsequent reporting date. SFAS No. 159 also prescribes presentation and disclosure requirements for assets and liabilities that are measured at fair value pursuant to this standard and pursuant to the guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). SFAS No. 159 will be effective for ComEd as of January 1, 2008, and ComEd is currently assessing the impact that SFAS No. 159 may have on the financial statements.
FSP FIN 39-1. In April 2007, the FASB issued FSP FIN 39-1, “Amendment of FASB Interpretation No. 39” (FSP FIN 39-1). This pronouncement amends FIN 39, “Offsetting of Amounts Related to Certain Contracts”, to permit companies to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement. FSP FIN 39-1 will be effective for ComEd as of January 1, 2008. The effects of applying this pronouncement shall be recognized as a change in accounting principle through retrospective application for all financial statements presented unless it is impracticable to do so. ComEd is currently assessing whether to elect the accounting policies prescribed by FSP FIN 39-1 which, if elected, would not impact net income.
3. Regulatory Issues
     The legislatively mandated transition and rate freeze period in Illinois ended at the close of 2006. Associated with the end of this rate freeze, ComEd has been engaged in various regulatory proceedings to establish rates for the post-2006 period, which are more fully described below. In view of the rate increases following the expiration of the rate freeze, various Illinois legislative attempts, as more fully described below, have been made to roll back and freeze ComEd’s rates for an additional period or to control the rate at which the rate increases are phased in or impose a tax on the ownership or operation of electric generating facilities. ComEd and Exelon Generation Company, LLC (Generation) have been engaged in discussions with Illinois legislative leaders and others to address concerns about higher electric bills in Illinois without a rate roll-back and rate freeze, a generation tax or other similar legislation. Those discussions successfully concluded on July 24, 2007, when ComEd, Generation, and other utilities and generators in Illinois reached an oral agreement (the Settlement) with representatives of the Illinois state government and submitted a confirming letter to the Speaker of the Illinois House of Representatives, the President of the Illinois Senate, the minority leaders of the Illinois House and Senate, and the Attorney General of the State of Illinois, more fully described below.
     Rate Freeze, Generation Tax and Other Proposed Legislation. The increases in ComEd’s 2007 rates reflect the pass-through of ComEd’s costs of procuring electricity for customers, significant capital investment that ComEd has made in distribution assets, and changes in ComEd’s operating costs. ComEd estimates that its average residential customer is experiencing an annual increase of approximately 24% in its electric bills; however, some customer increases have been larger. Customers of certain other Illinois utilities have experienced much more significant increases in their bills.
     Since March 2007, various bills have been proposed by the Illinois House of Representatives and Senate in an attempt to address the higher electric bills experienced in the state of Illinois since the expiration of the rate freeze at the end of 2006. The significant components of the proposed legislation would have required the following:
•	A rollback of electricity rates to rates in effect in 2006, effective for at least one year. Furthermore, ComEd would have been required to provide refunds, with interest, of charges collected from residential customers in excess of those rolled-back rates since January 1, 2007.

•	A limit to rate increases for all bundled service customers for at least one year, and until 2010 in other versions of the legislation.

•	A tax of $70,000 for each megawatt of nameplate capacity on certain electric generating facilities located in Illinois, including those owned by Generation.

•	Establishment of a generation tax and a fund from the proceeds of the generation tax to be used to reimburse ComEd and other Illinois utilities for rate refunds and also to refund ComEd and other Illinois utilities for differences between 2007 and 2006 rates prior to July 1, 2008.

•	ComEd would be required to supply all residential and small commercial and industrial customers who have central air conditioning with direct load control devices. ComEd would not be allowed to recover the cost of these devices through rates, but only from the generation tax fund.

•	Beginning in 2009, no electric utility, including ComEd, could have been owned by a company, such as Exelon, which also participates, as Exelon does through Generation, in power generation or marketing.

•	Require electric utilities, including ComEd, to remove themselves from participation in regional transmission organizations, including PJM Interconnection, LLC (PJM).
     On April 23, 2007, ComEd announced the implementation of a new $64 million rate relief package to be provided to ComEd customers most affected by electricity rate increases. Inclusive of ComEd’s funding of its Customers’ Affordable Reliable Energy (CARE) initiative, ComEd anticipates that its customer rate relief programs will provide benefits to its customers of approximately $44 million in 2007 and approximately $10 million in additional funds per year during 2008 and 2009. During the six months ended June 30, 2007, ComEd recorded a reduction in operating revenues of $19 million and a charge to operating and maintenance expense of $8 million associated with the 2007 portion of this announced program. During the six months ended June 30, 2007, ComEd has credited approximately $18 million to its customers.
     On July 24, 2007, following extensive discussions with legislative leaders in Illinois, ComEd, Generation, and other utilities and generators in Illinois reached the Settlement with various representatives from the State of Illinois concluding discussions of measures to address concerns about higher electric bills in Illinois without rate freeze, generation tax or other legislation that ComEd believes would be harmful to consumers of electricity, electric utilities, generators of electricity and the State of Illinois. The Settlement was recorded in a confirming letter (the Letter) to the Speaker of the Illinois House of Representatives, the President of the Illinois Senate, the minority leaders of the Illinois House and Senate, and the Attorney General of the State of Illinois (the Attorney General) from ComEd, Generation, and other utilities and generators in Illinois.
     The Settlement will be effective only upon enactment of proposed legislation (Proposed Legislation), which was drafted as part of the Settlement and attached as an exhibit to the Letter. If it becomes effective, the Settlement and the Proposed Legislation would provide for the following, among other things:
•	Illinois electric utilities, their affiliates, and generators of electricity in Illinois would make voluntary contributions of approximately $1 billion over a period of four years to programs that would provide rate relief to Illinois electricity customers and funding for the new Illinois Power Agency (the Agency) to be created by the Proposed Legislation. ComEd has committed to contributing approximately $53 million to rate relief programs over three years, in addition to approximately $11 million of rate relief credits provided by ComEd prior to June 14, 2007 under rate relief programs previously announced. ComEd would continue executing upon its $64 million rate relief package announced April 23, 2007. Generation would contribute an aggregate of up to $747 million, of which $435 million would be available to reimburse ComEd for rate relief programs for ComEd customers, $307.5 million would be available for rate relief programs for customers of other Illinois utilities, and $4.5 million would be available for funding operations of the Agency. Of the combined $800 million to be contributed to rate relief by Generation and ComEd, $459 million will be contributed in 2007, $222 million will be contributed in 2008, $105 million will be contributed in 2009, and $14 million will be contributed in 2010.

•	In the event that the Illinois General Assembly passes legislation prior to August 1, 2011 that freezes or reduces electric rates or imposes a generation tax on any party to the Settlement, the contributors to the rate relief funds would be allowed to terminate their funding commitments and may recover any undisbursed funds set aside for rate relief.
•	The existing contracts resulting from the procurement auction in 2006 will be honored. As those contracts expire, procurement will be made pursuant to a horizontal, sealed bid procurement process to establish long-term market-based contracts.
•	To fulfill a requirement of the Settlement, ComEd and Generation have entered into a five-year financial swap arrangement, the effect of which will cause ComEd to pay fixed prices and cause Generation to pay a market price for a portion of ComEd’s load. The financial terms cover energy costs only, not capacity or ancillary services. The contract has been fully executed but is not effective until the Proposed Legislation contemplated by the Settlement is effective.
•	The contract is designed to dovetail with ComEd’s remaining auction contracts for energy, increasing in volume as the contracts expire.

•	The contract volumes will be 1,000 MW for the period from June 2008 through May 2009, 2,000 MW for the period from June 2009 through May 2010, and 3,000 MW in each of the periods June 2010 through May 2011, June 2011 through May 2012, and June 2012 through May 2013.

•	This arrangement will be deemed prudent and ComEd will receive full cost recovery in rates.
•	The Agency would be created and authorized to design annual five-year electricity supply portfolio plans for electric utilities and administer a competitive procurement process for utilities to procure the electricity supply resources identified in the supply portfolio plans. The Agency, under certain conditions, would also be authorized to construct generation and co-generation facilities that use indigenous coal or renewable resources, or both, to supply electricity at cost to municipal electric systems and rural electric cooperatives. The Agency’s operations will be funded from fees and bond proceeds and the interest on $25 million of the $1 billion customer rate relief package to be contributed to the Illinois Power Agency Trust Fund.

•	The ability of utilities to engage in divestiture and other restructuring transactions without prior Illinois Commerce Commission (ICC) approval would be extended until all classes of tariffed service are declared competitive.

•	The Proposed Legislation would also declare that the 400 kw and above customer classes of ComEd are competitive and would establish an expedited procedure for finding customer classes with demands of 100 kw or greater but less than 400 kw are competitive.

•	Until at least June 30, 2022, the state would not prohibit an electric utility from maintaining its membership in a Federal Energy Regulatory Commission (FERC) approved regional transmission organization chosen by the utility.

•	ComEd would be required to provide tariffed service to condominium associations at rates that do not exceed rates offered to residential customers.

•	Utilities would be prohibited from terminating electric service to a residential electric space heat customer due to nonpayment before September 1, 2007 or between December 1 of any year and March 1 of the following year.

•	Electric utilities would be required to use cost-effective energy efficiency and demand response resources to meet defined incremental annual program energy and demand savings goals. These goals generally call for reductions in delivered energy from the prior year for energy efficiency programs and for reductions in peak demand from the prior year for eligible customers. The goals would be subject to rate impact caps each year. Utilities would be allowed recovery of costs for energy efficiency and demand response programs, subject to approval by the ICC. Failure to comply with the energy efficiency and demand response requirements in the Proposed Legislation would result in ComEd being subject to penalties and other charges.

•	The procurement plans developed by the Agency and implemented by electric utilities must include cost-effective renewable energy resources in amounts that equal or exceed 2% of the total electricity that each electric utility supplies to its eligible retail customers by June 1, 2008, increasing to 10% by June 1, 2015, with a goal of 25% by June 1, 2025. Utilities would be allowed to pass-through any costs or savings from the procurement of these renewable resources.
     In connection with the Settlement, ComEd, the Illinois Attorney General, and other Illinois utilities and generators have entered into a release and settlement agreement releasing and dismissing with prejudice all litigation, claims and regulatory proceedings and appeals relating to or arising out of the procurement of power, including ICC and FERC proceedings relating to the procurement of power. The release and settlement agreement is contingent on the enactment of the Proposed Legislation.
     In connection with the Settlement, ComEd, Generation and the Illinois Attorney General have entered into a Rate Relief Funding Agreement dated July 24, 2007, pursuant to which ComEd has contractually committed itself to the rate relief contemplated by the Settlement and Generation has contractually committed itself to reimburse ComEd for up to $435 million of costs incurred by ComEd in connection with the rate relief contemplated by the Settlement. These funding commitments become effective only upon the enactment into law of the Proposed Legislation and will terminate if the Illinois General Assembly passes legislation prior to August 1, 2011 that freezes or reduces electric rates or imposes a generation tax on any party to the Settlement.
     To become law in Illinois, legislation must be passed by the House and Senate and signed by the Governor of Illinois. There is no guarantee that the Proposed Legislation will be passed by the House and Senate and signed by the Governor.
     Customers’ Affordable Reliable Energy. In July 2006, ComEd implemented CARE, an initiative to help customers prepare for electricity rate increases coming in 2007 after the expiration of the rate freeze in Illinois. In addition to the residential rate stabilization program discussed below, CARE includes a variety of energy efficiency, low-income and senior citizen programs to help mitigate the impacts of the rate increase on customers’ bills.
     In the ICC’s December 20, 2006 order approving ComEd’s residential rate stabilization program (see below), the ICC strongly encouraged, but did not require, ComEd to make contributions to environmental and customer assistance programs. On February 20, 2007, ComEd filed a letter with the ICC indicating its intent, if financially able to do so, to contribute $30 million over three years to CARE related programs. ComEd also stated that it did not intend to seek rate recovery of these amounts and thus did not believe that the ICC needed to investigate the programs.
     Illinois Procurement Case and Related Proceedings. On February 25, 2005, ComEd made a filing with the ICC to seek regulatory approval of tariffs that would authorize ComEd to bill its customers for electricity costs incurred under a reverse-auction competitive bidding process (the Procurement Case). On October 17, 2005, ComEd and Generation jointly filed a request for a declaratory order at the FERC seeking approval of the reverse-auction competitive bidding process it planned to use for ComEd’s procurement of wholesale supplies of electricity. On December 16, 2005, FERC issued an order holding that the proposed competitive bidding process satisfied FERC’s criteria for a competitive process and that Generation would be eligible for market based rate sales to ComEd under the terms of the auction. On May 1, 2006, FERC denied the Illinois Attorney General’s request for rehearing of that order, and the Attorney General filed a petition for review of the ICC’s decision in the United States Court of Appeals for the District of Columbia Circuit. That appeal will be dismissed with prejudice in connection with the Settlement when the Proposed Legislation becomes effective.
     On January 24, 2006, the ICC, by a unanimous vote, approved a reverse-auction competitive bidding process for procurement of electricity by ComEd after the end of the transition period. Various parties, including the Illinois Attorney General, ComEd and consumer representatives, appealed the ICC approval, but the Attorney General’s appeal will be dismissed with prejudice in connection with the Settlement if the Proposed Legislation becomes effective. The energy price that resulted from the first auction is fixed until June 2008. On December 6, 2006, the ICC staff released its report on the auction, which generally spoke favorably of the process and the outcome. The report recommended the continued use of the reverse-auction for future electric power procurement. However, the Proposed Legislation will establish a different process for procurement of electricity by Illinois utilities.
     In March 2007, the Illinois Attorney General filed a complaint before FERC alleging that the prices to all suppliers resulting from the auction are unjust and unreasonable under the Federal Power Act and that the suppliers colluded in the course of the auction. The Illinois Attorney General has agreed that this complaint will be dismissed with prejudice in connection with the Settlement if the Proposed Legislation becomes effective. Additionally, on March 28, 2007 and March 30, 2007, class action suits were filed in Illinois state court against ComEd and the other suppliers in the Illinois procurement auction, claiming that the suppliers manipulated the auction and that the resulting wholesale prices are unlawfully high. ComEd cannot predict the outcome of these proceedings, but believes the claims to be completely false and unsupported by requisite evidence, and intends to vigorously oppose these claims.
     Illinois Rate Case. On August 31, 2005, ComEd filed a rate case with the ICC to comprehensively revise its tariffs and to adjust rates for delivering electricity effective January 2007 (Rate Case). The commodity component of ComEd’s rates was established by the reverse-auction process in accordance with the ICC rate order in the Procurement Case. ComEd proposed a revenue increase of $317 million. The ICC staff and several intervenors in the Rate Case, including the Illinois Attorney General, suggested and provided testimony that ComEd’s rates for delivery services should be reduced. On July 26, 2006, the ICC issued its order in the Rate Case which approved a delivery services revenue increase of approximately $8 million of the $317 million proposed revenue increase requested by ComEd. On December 20, 2006, the ICC issued an order on rehearing that increased the amount previously approved by approximately $74 million for a total rate increase of $83 million. ComEd and various other parties have appealed the rate order to the courts. It is unlikely the appeal will be resolved until the third quarter of 2007 at the earliest. In the event the order is ultimately changed, the changes are expected to be prospective only.
     Illinois Rate Design Investigation. On March 2, 2007, the ICC voted to initiate investigations into ComEd’s and the Ameren utilities’ rate designs, particularly for residential and residential space-heating customers. The investigation was prompted by hearings before the Illinois House of Representatives Committee of the Whole that took place in February 2007, where House Representatives and customers spoke of extreme and unexpected rate increases that took effect January 2007. The vast majority of noted situations related to Ameren customers. The ICC specified that the investigation would not look to the overall level of rates, which had just recently been set, but only to the allocation among the various customer groups. The ICC has a schedule that contemplates a final order by September 2007, which would allow implementation of changes, if any, prior to the next winter heating season.
     Original Cost Audit. In the Rate Case, the ICC ordered an “original cost” audit of ComEd’s distribution assets. The ICC order did not find that any portion of ComEd’s delivery service assets should be disallowed because it was unreasonable in amount, imprudently incurred or not used and useful. The ICC rate order does not provide for a new review of these issues but instead provides that the ICC-appointed auditors determine whether the costs of ComEd’s distribution assets were properly recorded on ComEd’s financial statements at their original costs. The result of this audit will be addressed through a separately docketed proceeding. The original cost audit report is expected to be finalized in 2007 with an ICC proceeding to follow the issuance of the report. This proceeding may extend into 2008, and ComEd is unable to predict the results of this audit but at this time does not believe it has significant financial exposure related to the audit proceedings. These proceedings are not affected by the Settlement or the Proposed Legislation.
     Renewable Energy Filings. On April 4, 2006, ComEd filed with the ICC a request for ICC approval to purchase and receive recovery of costs associated with the output of a portfolio of competitively procured wind resources of approximately 300 megawatts (MWs). On April 4, 2007, at the request of ComEd, the ICC terminated the proceeding.
     Residential Rate Stabilization Program. On December 20, 2006, the ICC approved a program, proposed by ComEd, to mitigate the impact on ComEd’s residential customers of ComEd’s transition from almost a decade of reduced and frozen rates to rates that reflect the current cost of providing service. The program includes an “opt-in” feature to give residential customers the choice to participate in the program. The program caps average annual residential rate increases at 10% in each of 2007, 2008 and 2009. For participating customers, costs that exceed the caps are deferred and recovered over three years from 2010 to 2012. Deferred balances will be assessed an annual carrying charge of 3.25% to partially cover ComEd’s costs of financing the program. If ComEd’s rate increases are less than the caps in 2008 and 2009, ComEd would begin to recover deferred amounts up to the caps with carrying costs. The program would terminate upon a force majeure event, upon a ComEd bankruptcy, or if ComEd’s senior secured credit ratings from two of three major credit rating agencies fall below investment grade. ComEd’s residential customers will have until August 2007 to choose to participate in the program. Reductions began to be reflected in April 2007 and are not retroactive. As of June 30, 2007, approximately 36,000 or 1% of ComEd’s residential customers have enrolled in the program and ComEd has deferred less than $1 million under this program. At this time, ComEd cannot predict the full extent of participation in the program or its financial effects.
     City of Chicago Negotiations. ComEd has been in negotiations with the City of Chicago related to various components of its franchise agreement with the City of Chicago. As part of these discussions, ComEd may be able to resolve various outstanding issues relating to reliability, franchise obligations and other matters. As part of any agreement, ComEd may make payments to the City of Chicago, which may be material. No formal agreement has been reached.

     Post-2006 Summary. ComEd believes that the Settlement and the Proposed Legislation significantly reduce the risk that the Illinois General Assembly might pass rate roll back and freeze legislation or take other action that could have a material adverse effect on ComEd. However, the Proposed Legislation will not become law until it is enacted by the Illinois General Assembly and signed by the Governor.
     There is no guarantee that rate roll-back, rate freeze legislation or other legislation that impairs ComEd’s ability to secure fair market prices will not be considered again by the Illinois General Assembly at a future date. If the price which ComEd is ultimately allowed to bill to customers for electricity is below ComEd’s cost to procure and deliver electricity, ComEd expects that it would suffer adverse consequences, which could be material. ComEd believes that these potential material adverse consequences could include, but may not be limited to, reduced earnings for ComEd, further reduction of ComEd’s credit ratings, limited or lost access for ComEd to credit markets to finance operations and capital investment, and loss of ComEd’s capacity to enter into bilateral long-term energy procurement contracts, which may force ComEd to procure electricity at more volatile spot market prices, all of which could lead ComEd to seek protection through a bankruptcy filing. Moreover, to the extent ComEd is not permitted to recover its costs, ComEd’s ability to maintain and improve service may be diminished and its ability to maintain reliability may be impaired. In the near term, these prospects could have adverse effects on ComEd’s liquidity if vendors reduce credit or shorten payment terms or if ComEd’s financing alternatives become more limited and significantly less flexible.
     Additionally, if ComEd’s ability to recover its costs from customers through rates is significantly affected, all or a portion of ComEd’s business could be required to cease applying SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”, which covers the accounting for the effects of rate regulation and would require ComEd to eliminate the financial statement effects of regulation for the portion of ComEd’s business that ceases to meet the criteria. This would result in the elimination of all associated regulatory assets and liabilities that ComEd had recorded on its Consolidated Balance Sheets through the recording of a one-time extraordinary gain on its Consolidated Statements of Operations and Comprehensive Income. At June 30, 2007, the income statement gain could have been as much as $2.3 billion (before taxes) at ComEd. Such eliminations could have the effect of producing income. If legislation extends an earnings-sharing provision that applied during the period in which rates were generally frozen, that provision requires that earnings in excess of a threshold be shared with customers. Finally, the impacts and resolution of the above items could lead to an additional impairment of ComEd’s goodwill, which would be significant and partially offset, or exceed, the extraordinary gain discussed above. See Note 4 — Goodwill for further information related to ComEd’s goodwill. If ComEd were required to seek relief through a bankruptcy filing, there would be material adverse consequences to ComEd, including, but not limited to: significant legal and other costs associated with the bankruptcy filing; possible negative income tax consequences; and possible reduced ability to effectively administer and allocate the costs of the various Exelon-sponsored benefit plans.
     Transmission Rate Case. On March 1, 2007, ComEd filed a request with FERC seeking approval to update its transmission rates and change the manner in which ComEd’s transmission rates are determined from fixed rates to a formula rate. The formula rate would be updated annually to ensure that under this rate customers pay the actual costs of providing transmission services. Initial application of the formula would result in an increase of the revenues ComEd receives for transmission services, reflecting substantial investment in transmission-related plant since rates were based on costs from 2003. Between 2003 and the end of 2007, ComEd will have invested over $800 million in transmission-related plant to meet increasing demand and improve reliability. ComEd also requested incentive rate treatment for certain transmission projects. ComEd requested that the new transmission rates be effective as of May 2007. On June 5, 2007, FERC issued an order that conditionally approves ComEd’s proposal to implement a formula-based transmission rate effective as of May 1, 2007, but subject to refund, hearing procedures and conditions. The FERC order provides that further hearing and settlement procedures be conducted to determine the reasonableness of certain elements of ComEd’s formula-based rate. The issues set for hearing include ComEd’s proposed 11.70% base return on equity and various elements of ComEd’s rate base. The order denied ComEd’s request for incentive rate treatment on investment in two transmission projects and the inclusion of construction work in progress in ComEd’s rate base. The order directed ComEd to file a revised formula reflecting these findings within 30 days. The new rate will increase an average residential customer bill by about 1% and will result in an annual increase in the transmission revenue requirement of $116 million, although the rate increase is subject to further adjustment and refund depending on the outcome of the settlement and hearing procedures. The FERC order approved a 0.5% adder to the base return on equity for participating in a regional transmission organization. On July 5, 2007, ComEd filed a request for rehearing, asking FERC to reconsider the denial of incentive rate treatment on the two new transmission projects and the denial of construction work in progress in rate base and certain other elements of the June 5, 2007 order. Effective May 1, 2007, ComEd began billing customers based on the conditional FERC order. ComEd cannot predict how much of a transmission rate increase FERC may ultimately approve following the settlement and hearing procedures or when these proceedings will be completed. However, management believes that appropriate reserves have been established in the event that some portion of the transmission revenues are required to be refunded. The ultimate outcome of the FERC approval is uncertain, but ComEd does not believe ultimate resolution of this matter will be material to its results of operations or financial position.
     Authorized Return on Rate Base. Under Illinois legislation, if the two-year average of the earned return on common equity of a utility through December 31, 2006 exceeded an established threshold, one-half of the excess earnings was required to be refunded to customers. The threshold rate of return on common equity was based on a two-year average of the Monthly Treasury Bond Long-Term Average Rates (20 years and above) plus 8.5% in the years 2000 through 2006. Earnings for purposes of ComEd’s threshold included ComEd’s net income calculated in accordance with GAAP and reflected the amortization of regulatory assets. Under Illinois statute, any impairment of goodwill would have had no impact on the determination of the cap on ComEd’s allowed equity return during the transition period. ComEd did not trigger the earnings sharing provision through 2006. With the end of the transition and rate freeze period, in its December 20, 2006 order the ICC authorized a return on the 2005 test year distribution rate base of 8.01% for ComEd starting in 2007. During the first quarter of 2007, ComEd filed a transmission rate case with FERC in which it requested a weighted average debt and equity return on transmission rate base of 9.87% as determined by a formula-based rate calculation as discussed above.
     Through and Out (T&O) Rates and Seams Elimination Charge/Cost Adjustment/Assignment (SECA). In November 2004, FERC issued two orders authorizing ComEd to recover amounts for a limited time during a specified transitional period as a result of the elimination of T&O rates for transmission service scheduled out of, or across, its transmission system and ending within territories of PJM or Midwest Independent Transmission System Operator (MISO). T&O rates were terminated pursuant to FERC orders, effective December 1, 2004. The new rates, known as SECA, were collected from load-serving entities and paid to transmission owners within PJM and MISO over a transitional period from December 1, 2004 through March 31, 2006, subject to refund, surcharge and hearing. As a load-serving entity, ComEd was also required to pay SECA rates during the transitional period based on the benefits received from the elimination of T&O rates of other transmission owners within PJM and MISO. Since the inception of the SECA rates in December 2004, ComEd has recorded approximately $49 million of SECA collections net of SECA charges. Management of ComEd believes that appropriate reserves have been established in the event that some portion of SECA collections are required to be refunded. A hearing was held in May 2006 and the administrative law judge (ALJ) issued an Initial Decision on August 10, 2006. The ALJ’s Initial Decision found that the transmission owners overstated their lost revenues in their compliance filings and the SECA rate design was flawed. Additionally, the ALJ recommended that the transmission owners should be ordered to refile their respective compliance filings related to SECA rates. ComEd has filed exceptions to the Initial Decision and FERC, on review, will determine whether or not to accept the ALJ’s recommendation. There is no scheduled date for FERC to act on this matter. Settlements have been reached with various parties. FERC has approved several of these settlements while others are still awaiting FERC approval. The ultimate outcome of the proceeding establishing SECA rates is uncertain, but ComEd does not believe ultimate resolution of this matter will be material to the results of operations or financial position.
     PJM Transmission Rate Design. On July 13, 2006, the ALJ in the case issued an Initial Decision that recommends that FERC implement the postage stamp rate suggested by FERC staff, effective as of April 1, 2006, but also allows for the potential to phase in rate changes. On April 19, 2007, FERC issued its order on review of the ALJ’s decision. FERC held that PJM’s current rate design for existing matter facilities is just and reasonable and should not be changed. That is consistent with ComEd’s position in the case. FERC also held that new facilities should be allocated under a different rate design. FERC held that new facilities 500 kilovolts (kV) and above should be socialized across the entire PJM footprint and that new facilities less than 500 kV should be allocated to the beneficiaries of the new facilities. FERC stated that PJM’s stakeholders should develop a standard method for allocating new transmission facilities lower than 500 kV. FERC’s decision on existing facilities leaves the status quo as to existing costs, which is substantially more favorable to ComEd than the ALJ’s decision as to existing facilities. In the short term, based on new transmission facilities approved by PJM, it is likely that socializing costs across PJM will increase costs to ComEd, but ComEd cannot estimate the longer-term impact on the results of operations and cash flows, because of the uncertainties relating to what new facilities will be built and how costs of new facilities less than 500 kV will be allocated is uncertain. On May 21, 2007, ComEd and other parties filed requests for rehearing of FERC’s April 19, 2007 order. There is not a required deadline for FERC to act on the requests for rehearing and FERC’s decision also may be subject to review in the United States Court of Appeals. However, ComEd anticipates that all impacts of any rate design changes effective after December 31, 2006 should be recoverable through retail rates in the absence of rate freeze or similar legislation.

4. Goodwill
     As of June 30, 2007 and December 31, 2006, ComEd had goodwill of approximately $2.6 billion and $2.7 billion, respectively. Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), goodwill is tested for impairment at least annually or more frequently if events or circumstances indicate that it is “more likely than not” that goodwill might be impaired, such as a significant negative regulatory outcome. ComEd performs the annual goodwill impairment assessment in the fourth quarter of each year.
     ComEd reviewed the regulatory and economic impacts of the Settlement discussed in Note 3 — Regulatory Issues related to goodwill. This assessment determined that the Settlement was not a trigger (as defined in SFAS No. 142) to review goodwill on an interim basis as it is not “more likely than not” that goodwill is impaired.
     The changes in the carrying amount of goodwill for the period from December 31, 2006 to June 30, 2007 were as follows:

Balance as of December 31, 2006	$2,694
Uncertain tax positions (a)	(53)

Balance as of June 30, 2007	$2,641

(a)	For uncertain tax positions of ComEd that existed at October 20, 2000, the date of the merger in which Exelon became the parent corporation of PECO Energy Company and ComEd (Merger), the impact of adopting FIN 48 is recorded to goodwill in accordance with Emerging Issues Task Force (EITF) Issue No. 93-7, “Uncertainties Related to Income Taxes in a Purchase Business Combination” (EITF 93-7). See Notes 2 and 8 for further information regarding the adoption of FIN 48.
5. Debt and Credit Agreements
Short-Term Borrowings. ComEd meets its short-term liquidity requirements primarily through borrowings under its credit facility. ComEd had $60 million of commercial paper outstanding at December 31, 2006.
     As of June 30, 2007, ComEd has access to a secured revolving credit facility with aggregate bank commitments of $1 billion. At June 30, 2007 and December 31, 2006, ComEd had $475 million and $0, respectively, of outstanding borrowings under its credit agreement. See Note 11 of ComEd’s 2006 Annual Report on Form 10-K for further information regarding these credit facilities.
Carrying Amounts and Fair Values of Long-Term Debt. Fair values of long-term debt are determined by a valuation model and are based on a conventional discounted cash flow methodology utilizing assumptions of current market pricing curves. The carrying amounts and fair values of ComEd’s long-term debt as of June 30, 2007 and December 31, 2006 were as follows:

	June 30, 2007		December 31, 2006
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Long-term debt (including amounts due within one year)	$3,722	$3,644	$3,579	$3,592

Long-term debt to ComEd Transitional Funding Trust (including amounts due within one year)	443	445	648	652

Long-term debt to other financing trusts	361	306	361	338
     ComEd intends to refinance maturing long-term debt and to repay a portion of its credit facility borrowings with long-term debt. As of June 30, 2007, ComEd has the capacity to issue up to approximately $460 million of additional first mortgage bonds subject to certain restrictions.

Issuance of Long-Term Debt. During the six months ended June 30, 2007, the following long-term debt was issued:

	Interest
Type	Rate	Maturity	Amount(a)
First Mortgage Bonds	5.90%	March 15, 2036	$300

(a)	Excludes unamortized bond discounts.
Retirement of Long-Term Debt. During the six months ended June 30, 2007, the following long-term debt was retired:

	Interest
Type	Rate	Maturity	Amount
Notes payable	7.625%	January 15, 2007	$145
ComEd Transitional Funding Trust	5.63%	June 25, 2007	138	(a)(b)
ComEd Transitional Funding Trust	5.74%	December 25, 2008	67
Sinking fund debenture	4.75%	December 1, 2011	1

(a)	Amount includes $17 million previously reflected in prepaid interest. This amount did not have an impact on ComEd’s Consolidated Statement of Operations or ComEd’s Consolidated Statement of Cash Flows.

(b)	ComEd applied $8 million of previously prepaid balances against the long-term debt to ComEd Transitional Funding Trust.
6. Derivative Financial Instruments
Interest-Rate Swaps. The fair values of ComEd’s interest-rate swaps are determined using quoted exchange prices, external dealer prices and available market pricing curves. At June 30, 2007 and December 31, 2006, ComEd did not have any interest-rate related fair value or cash flow hedges outstanding.
     Fair-Value Hedges. ComEd may utilize fixed-to-floating interest-rate swaps from time to time as a means to achieve a targeted level of variable-rate debt as a percent of total debt. At June 30, 2007 and December 31, 2006, ComEd had no notional amounts of fair-value hedges outstanding. Fixed-to-floating interest-rate swaps are designated as fair-value hedges, as defined in SFAS No. 133, and, as such, changes in the fair value of the swaps are recorded in earnings; however, as long as the hedge remains effective and the underlying liability remains outstanding, changes in the fair value of the swaps are offset by changes in the fair value of the hedged liabilities. Any change in the fair value of the hedge as a result of ineffectiveness is recorded immediately in earnings. During the three and six months ended June 30, 2007 and 2006, no amounts relating to fair-value hedges were recorded in earnings as a result of ineffectiveness.
     Cash-Flow Hedges. ComEd utilizes interest rate derivatives from time to time to lock in interest-rate levels in anticipation of future financings. Forward-starting interest-rate swaps are designated as cash-flow hedges, as defined in SFAS No. 133, and, as such, changes in the fair value of the swaps are recorded in other comprehensive income (OCI). Any change in the fair value of the hedge as a result of ineffectiveness is recorded immediately in earnings. At June 30, 2007 and December 31, 2006, ComEd had no notional amounts of interest-rate related cash-flow hedges outstanding. During the three and six months ended June 30, 2007 and 2006, ComEd did not reclassify any amounts from accumulated OCI into earnings as a result of ineffectiveness.
     Energy-Related Derivatives. ComEd’s energy contracts are accounted for under SFAS No. 133. Economic hedges may qualify for the normal purchases and normal sales exception to SFAS No. 133 and are accounted for under the accrual method of accounting. Those that do not meet the normal purchases and normal sales exception are recorded as assets or liabilities on the balance sheet at fair value. Changes in the derivatives recorded at fair value are recognized in earnings unless specific hedge accounting criteria are met and they are designated as cash-flow hedges, in which case those changes are recorded in OCI, and gains and losses are recognized in earnings when the underlying transaction occurs or are designated as fair-value hedges, in which case those changes are recognized in current earnings offset by changes in the fair value of the hedged item in current earnings. Changes in the fair value of derivative contracts that do not meet the hedge criteria under SFAS No. 133 (or are not designated as such) are recognized in current earnings.
     ComEd has derivatives to manage its market price exposures to certain wholesale and retail contracts that extend through the first quarter of 2008. The contracts that ComEd has entered into as part of the initial ComEd auction (See Note 3 — Regulatory Issues) are deemed to be derivatives that qualify for the normal purchases and normal sales exception to SFAS No. 133. ComEd does not enter into derivatives for speculative or trading purposes.
     At June 30, 2007 and December 31, 2006, ComEd had net liabilities of $5 million and $11 million, respectively, on the Consolidated Balance Sheets for the fair value of energy derivatives. The following table provides a summary of the fair value balances recorded by ComEd as of June 30, 2007 and December 31, 2006:

	June 30, 2007			December 31, 2006
	Cash-Flow	Other		Cash-Flow	Other
Derivatives	Hedge	Derivatives	Subtotal	Hedge	Derivatives	Subtotal
Current liabilities	$—	$(5)	$(5)	$(6)	$(5)	$(11)

Total mark-to-market energy contract net liabilities	$—	$(5)	$(5)	$(6)	$(5)	$(11)

     Cash-Flow Hedges. The tables below provide details of effective cash-flow hedges under SFAS No. 133 included on ComEd’s Consolidated Balance Sheets as of June 30, 2007. The data in the table is indicative of the magnitude of SFAS No. 133 hedges ComEd has in place; however, since under SFAS No. 133 not all derivatives are recorded in OCI, the table does not provide an all-encompassing picture of ComEd’s derivatives. The tables also include the activity of accumulated OCI related to cash-flow hedges for the three and six months ended June 30, 2007, providing information about the changes in the fair value of hedges and the reclassification from accumulated OCI into earnings.

Three Months Ended
Total Cash-Flow Hedge OCI Activity, Net of Income Tax	June 30, 2007

Accumulated OCI derivative loss at March 31, 2007	$(1)

Reclassifications from accumulated OCI to net income	1

Accumulated OCI derivative gain at June 30, 2007	$—

Six Months Ended
Total Cash-Flow Hedge OCI Activity, Net of Income Tax	June 30, 2007

Accumulated OCI derivative loss at December 31, 2006	$(4)

Reclassifications from accumulated OCI to net income	4

Accumulated OCI derivative gain at June 30, 2007	$—

     Other Derivatives. ComEd enters into certain contracts that are derivatives, but do not qualify for hedge accounting under SFAS No. 133 or are not designated as cash-flow hedges. These contracts are also entered into to economically hedge and limit the market price risk associated with energy commodity prices. Changes in the fair value of these derivative contracts are recognized in current earnings. For the three and six months ended June 30, 2007 and 2006, ComEd recognized the following net unrealized mark-to-market gains (losses), realized mark-to-market gains (losses) and total mark-to-market gains (losses) (before income taxes) relating to economic hedge mark-to-market activity of certain sale contracts pursuant to SFAS No. 133. ComEd’s other economic hedge mark-to-market activity on sale contracts is reported in revenue.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Unrealized mark-to-market gains (losses)	$(3)	$2	$(2)	$(9)
Realized mark-to-market gains (losses)	1	1	2	1

Total net mark-to-market gains (losses) (a)	$(2)	$3	$—	$(8)

(a)	See “Energy-Related Derivatives” above.
7. Retirement Benefits
Defined Benefit Pension and Other Postretirement Benefits — Consolidated Plans. Exelon sponsors defined benefit pension plans and postretirement benefit plans for essentially all ComEd employees. The following approximate amounts were included in capital and operating and maintenance expense during the three and six months ended June 30, 2007 and 2006, respectively, for ComEd’s allocated portion of the Exelon-sponsored pension and postretirement benefit plans:

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2007	2006	2007	2006
Pension and postretirement benefit costs	$27	$19	$51	$38
401(k) Savings Plan. ComEd participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. ComEd matches a percentage of the employee contribution up to certain limits. The following table presents the matching contribution to the savings plans during the three and six months ended June 30, 2007 and 2006:

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2007	2006	2007	2006
Savings plan matching contributions	$5	$4	$9	$8
8. Income Taxes
     ComEd’s effective income tax rate for the three and six months ended June 30, 2007 and 2006 varied from the U.S. Federal statutory rate principally due to the following:

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2007	2006	2007	2006
U.S. Federal statutory rate	35.0%	35.0%	35.0%	35.0%
Increase (decrease) due to:
State income taxes, net of Federal income tax benefit	4.7	4.9	4.7	4.8
Amortization of regulatory asset	—	0.7	—	0.7
Amortization of investment tax credit	(1.6)	(0.3)	(1.6)	(0.5)
Nontaxable postretirement benefits	(1.6)	(0.3)	(1.6)	(0.4)
Allowance for funds used during construction (AFUDC), equity	(0.5)	—	(0.4)	—
Lobbying activities	2.2	—	2.0	0.2
Other	0.1	0.4	0.8	0.7

Effective income tax rate	38.3%	40.4%	38.9%	40.5%

     Accounting for Uncertainty in Income Taxes
     ComEd adopted the provisions of FIN 48 on January 1, 2007. The following table shows the effect of adopting FIN 48 on ComEd’s Consolidated Balance Sheets as of January 1, 2007.

Increase (decrease)
Accounts receivable, net — Other	$72
Goodwill	(53)
Other deferred debits and other assets	137
Accrued expenses	(186)
Deferred income taxes and unamortized investment tax credits	(299)
Other deferred credits and other liabilities	642
Retained deficit	(1)
     As a result of the implementation of FIN 48, ComEd has identified unrecognized tax benefits of $797 million as of January 1, 2007, of which $21 million would decrease the effective tax rate if recognized.
     ComEd has reflected in the Consolidated Balance Sheets as of January 1, 2007 a net interest liability of $167 million related to uncertain income tax positions. ComEd has not accrued any penalties with respect to unrecognized income tax benefits. ComEd recognizes accrued interest related to unrecognized tax benefits in interest expense or interest income in operating and maintenance expense on the Consolidated Statements of Operations. ComEd has reflected in its Consolidated Statement of Operations net interest expense of $8 million and $17 million related to its uncertain income tax positions for the three and six months ended June 30, 2007, respectively.
     Exelon and its subsidiaries, including ComEd, file a consolidated U.S. Federal income tax return as well as unitary and combined income tax returns in several state jurisdictions with Illinois being the most significant. Exelon and its subsidiaries have completed examinations by the Internal Revenue Service (IRS) for taxable years prior to 1999; however several tax issues remain unresolved for tax years prior to 1999 and have been protested to IRS Appeals, the next administrative level within the IRS. In the second quarter of 2004, the IRS commenced an audit of Exelon and its subsidiaries for taxable years 1999 through 2001 and is expected to complete the audit by the end of 2007. Exelon and its subsidiaries have also completed examinations by the state of Illinois for taxable years prior to 1999. However, to the extent adjustments are made to these prior years as either part of a settlement at IRS Appeals or IRS Examination, the state taxable income may also be adjusted.
     It is reasonably possible that the amount of unrecognized tax benefits will significantly increase or decrease in the next twelve months as a result of settling several uncertain tax positions. ComEd is in the process of negotiating with IRS Appeals a settlement related to research and development refund claims filed by ComEd for taxable years 1989 through 1998. At this point, an estimate of a change, if any, to the unrecognized tax benefit amount cannot be made. A majority of the refund claim relates to ComEd’s formerly owned generation property. Pursuant to the asset transfer agreement between ComEd and Generation, any current tax benefit related to this unrecognized tax benefit as well as a portion of the related interest income would be recorded to ComEd’s goodwill as it relates to taxable periods prior to the Merger as required under EITF 93-7. ComEd also has several other issues at IRS Appeals for taxable years 1996 through 1998 that, if settled, would not significantly increase or decrease the total amount of unrecognized tax benefits.
     ComEd filed refund claims for investment tax credits with respect to its utility property with the Illinois Department of Revenue. Although those claims were denied by the Illinois Department of Revenue, ComEd has filed a suit for a refund. The case is now before the Illinois Appellate Court and a decision is likely to occur within the next twelve months. It is reasonably possible that the amount of unrecognized tax benefit will decrease by as much as $55 million for ComEd.
     As part of the Federal examination of taxable years 1999 through 2001, the IRS has issued proposed adjustments related to ComEd’s deferral of gain on the 1999 sale of its fossil plants. See “1999 Sale of Fossil Generating Assets” below for details. ComEd’s management is in the process of evaluating its options with respect to the proposed tax deficiency. Those options include either protesting the disallowance to the IRS Appeals Division or possible litigation. If ComEd’s management decides to litigate the matter, ComEd may be required to pay the tax and related interest due on the deficiency and file for refund. Upon payment of the tax and related interest, ComEd would reassess its tax position with respect to the gain deferral of the fossil plant sale. As a result of this reassessment, the unrecognized tax benefits may decrease by as much as $428 million.

     ComEd filed refund claims related to taxable years 1999 through 2004 for research and development expenditures. The IRS is in the early stages of the audit of those claims. At this point, an estimate of a change, if any, to the unrecognized tax benefit amount cannot be made.
     In 2001, ComEd filed a request with the IRS to change the tax method of accounting for certain capitalized overhead costs. The requested tax method of accounting, the Simplified Service Cost Method (SSCM), is expressly permitted under IRS regulations. The effect of the tax method change results in the immediate expensing of certain overhead costs that were previously capitalized to self-constructed property. During the first quarter of 2007, the IRS granted the tax method change. In April 2007, ComEd signed the consent agreements, thus making the tax method change effective as of that date. The consent agreement has terms and conditions that subject the change to certain published guidance as well as future guidelines and directives to be issued by the IRS. As a result of the uncertainty of forthcoming IRS settlement guidelines, ComEd is currently unable to estimate the tax benefit associated with the SSCM. ComEd has entered into an agreement with a tax consultant related to the filing of this tax method change request. The fee for this agreement is contingent upon receiving consent from the IRS and is based upon a percentage of the refunds recovered from the IRS, if any. The ultimate net cash impacts to ComEd related to this agreement will either be positive or neutral depending upon the outcome of the refund claim with the IRS. A portion of the tax refund, if any, will likely relate to ComEd’s formerly owned generation property and thus the current tax benefits will be recorded by ComEd with partially offsetting deferred tax effects at Generation. These potential tax benefits and associated fees would be recorded in accordance with FIN 48 and SFAS No. 5, “Accounting for Contingencies” (SFAS No. 5), respectively, and could be material to the financial position, results of operations and cash flows of ComEd.
     Certain of ComEd’s tax positions evaluated under FIN 48 are dependent on ComEd having sufficient tax basis in fixed assets. Should ComEd obtain any future benefit associated with the SSCM accounting method change, it will require a reduction to the tax basis of assets. As a result, the SSCM could have an effect on the unrecognized tax benefits associated with other tax positions that are dependent on tax basis.
1999 Sale of Fossil Generating Assets
     ComEd has taken certain tax positions, which have been disclosed to the IRS, to defer the tax gain on the 1999 sale of its fossil generating assets. As of June 30, 2007 and December 31, 2006, deferred tax liabilities related to the fossil plant sale are reflected in ComEd’s Consolidated Balance Sheets. The Federal tax returns and related tax return disclosures covering the period of the 1999 sale are currently under IRS audit. ComEd’s ability to continue to defer all or a portion of this liability depends on whether its treatment of the sales proceeds, as having been received in connection with an involuntary conversion is proper pursuant to applicable law. In November 2006, ComEd received from the IRS a notice of proposed adjustment disallowing the deferral of gain associated with its position that proceeds from the fossil plant sales resulted from an “involuntary conversion.”
     ComEd’s ability to continue to defer the remainder of the tax liability on the fossil plant sale may depend in part on whether its tax characterization of a sale leaseback transaction ComEd entered into in connection with the fossil plant sale is proper pursuant to applicable law. In February 2007, ComEd received from the IRS a notice of proposed adjustment disallowing the deferral of gain associated with its sale-leaseback transaction. The IRS has indicated its position that the ComEd sale leaseback transaction is substantially similar to a leasing transaction, a sale-in, lease-out (SILO), the IRS is treating as a “listed transaction” pursuant to guidance it issued in 2005. A listed transaction is one, which the IRS considers to be a potentially abusive tax shelter. ComEd disagrees with the IRS’s characterization of its sale-leaseback as a SILO and believes its position is justified and will continue to aggressively defend that position upon audit and any subsequent appeals or litigation.
     In final form, both the disallowance for the involuntary conversion and the like kind exchange transactions will be in the IRS’ audit report expected to be issued in the third quarter of 2007. Upon receipt of the final IRS report, ComEd will have the opportunity to either appeal the disallowance to IRS Appeals, the next administrative level of the IRS, or litigate the matter. If ComEd’s management decides to litigate the matter, it may be required to pay the tax and related interest due on the deficiency and file for refund.
     A successful IRS challenge to ComEd’s positions would accelerate future income tax payments and increase interest expense related to the deferred tax gain that becomes currently payable. As of June 30, 2007, ComEd’s potential cash outflow, including tax and interest (after tax), could be as much as $983 million. If the deferral were successfully challenged by the IRS, it could negatively impact ComEd’s results of operations by as much as $153 million (after tax) related to interest expense. ComEd’s management believes an appropriate reserve for interest has been recorded in accordance with FIN 48; however, the ultimate outcome of such matters could result in unfavorable or favorable impacts to the results of operations, and such adjustments could be material. Final resolution of this matter is not anticipated for several years.
9. Commitments and Contingencies
     For information regarding capital commitments at December 31, 2006, see Notes 13 and 18 of the Combined Notes to Consolidated Financial Statements within ComEd’s 2006 Annual Report on Form 10-K. All significant contingencies and new capital commitments are disclosed below.
Energy Commitments. As a result of the first reverse-auction competitive bidding process, ComEd is procuring substantially all of its supply under supplier forward contracts with various suppliers. See Note 3 — Regulatory Issues for further information.
Commercial and Construction Commitments. ComEd’s commercial and construction commitments as of June 30, 2007, representing commitments potentially triggered by future events, did not change significantly from December 31, 2006, except for the following:
     Under its operating agreements with PJM, ComEd is committed to construct transmission facilities. ComEd will work with PJM to continue to evaluate the scope and timing of any required construction projects. ComEd’s estimated commitments are as follows:

		July to December
	Total	2007	2008	2009	2010	2011	2012
Construction commitments	$151	$64	$32	$9	$13	$15	$18
Rate Relief Commitments. In connection with the Settlement agreement reached on July 24, 2007 between legislative leaders in Illinois, ComEd, Generation, and other utilities and generators in Illinois, ComEd has committed to contributing approximately $53 million to rate relief programs over three years. ComEd will continue to execute upon its $64 million rate relief package announced April 23, 2007, whereby $11 million of rate relief credits had been provided by ComEd to its customers prior to June 14, 2007. The following table shows the $53 million to be contributed to rate relief by ComEd by year. See Note 3 — Regulatory Issues for more information.

		June 14 to June 30,	July to December
	Total	2007	2007	2008	2009
Rate relief commitments (a)	$53	$7	$26	$10	$10

(a)	During the six months ended June 30, 2007, ComEd has credited approximately $18 million to its customers, including $11 million prior to June 14, 2007.
Environmental Liabilities. ComEd’s operations have in the past and may in the future require substantial expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, ComEd is generally liable for the costs of remediating environmental contamination of property now or formerly owned by them and of property contaminated by hazardous substances generated by them. ComEd owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. ComEd has identified 42 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. For almost all of these sites, ComEd is one of several Potentially Responsible Parties (PRPs), which may be responsible for ultimate remediation of each location. Of these 42 sites identified by ComEd, the Illinois Environmental Protection Agency has approved the clean up of 9 sites. Of the remaining sites identified by ComEd, 20 sites are currently under some degree of active study and/or remediation. ComEd anticipates that the majority of the remediation at these sites will continue through at least 2015. In addition, ComEd is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

     ComEd and Nicor Gas Company, a subsidiary of Nicor Inc. (Nicor), are parties to an interim agreement under which they cooperated in remediation activities at 38 former MGP sites for which ComEd or Nicor, or both, may have responsibility. Under the interim agreement, costs were split evenly between ComEd and Nicor pending their final agreement on allocation of costs at each site. For most of the sites, the interim agreement contemplated that neither party would pay less than 20%, or more than 80% of the final costs for each site. Through June 30, 2007, ComEd has incurred approximately $110 million associated with remediation of the sites in question. On April 17, 2006, Nicor submitted a demand for arbitration of the cost allocation for 38 MGP sites. In July 2007, ComEd and Nicor reached an agreement on the allocation of costs for the MGP sites. The agreement is contingent upon ICC approval and the execution of definitive written agreements. ComEd’s accrual as of June 30, 2007 for these environmental liabilities has been adjusted to reflect the cost allocations contemplated in the agreement.
     Based on the final order received in ComEd’s Rate Case, beginning in 2007, ComEd is recovering MGP remediation costs from customers for which it established a regulatory asset. See Note 10 — Supplemental Financial Information for further information regarding regulatory assets and liabilities.
     As of June 30, 2007 and December 31, 2006, ComEd had accrued the following amounts for environmental liabilities:

	June 30, 2007	December 31, 2006
Total environmental investigation and remediation reserve	$72	$58
Portion of total related to MGP investigation and remediation	65	49
     ComEd cannot predict the extent to which it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by environmental agencies or others, or whether such costs may be recoverable from third parties.
     Litigation and Regulatory Matters. ComEd is involved in various other litigation matters that are being defended and handled in the ordinary course of business. ComEd maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. The ultimate outcomes of such matters, as well as the matters discussed above, are uncertain and may have a material adverse effect on ComEd’s financial condition, results of operations or cash flows.
     Fund Transfer Restrictions
     The Federal Power Act declares it to be unlawful for any officer or director of any public utility “to participate in the making or paying of any dividends of such public utility from any funds properly included in capital account.” What constitutes “funds properly included in capital account” is undefined in the Federal Power Act or the related regulations; however, FERC has consistently interpreted the provision to allow dividends to be paid as long as (1) the source of the dividends is clearly disclosed, (2) the dividend is not excessive and (3) there is no self-dealing on the part of corporate officials. While these restrictions may limit the absolute amount of dividends that a particular subsidiary may pay, ComEd does not believe these limitations are materially limiting because, under these limitations, the subsidiaries are allowed to pay dividends sufficient to meet ComEd’s actual cash needs. See Note 18 of the Combined Notes to Consolidated Financial Statements within ComEd’s 2006 Annual Report on Form 10-K for additional information regarding fund transfer restrictions.
Income Taxes. ComEd has entered into several agreements with a tax consultant related to the filing of refund claims with the IRS. The fees for these agreements are contingent upon a successful outcome of the claims and are based upon a percentage of the refunds recovered from the IRS, if any. The ultimate net cash impacts to ComEd related to these agreements and the associated refund claims will either be positive or neutral depending upon the outcome of the refund claim with the IRS. These potential tax benefits and associated fees could be material to the financial position, results of operations and cash flows of ComEd. If a settlement is reached, a portion of ComEd’s tax benefits, including any associated interest for periods prior to the Merger, would be recorded as a reduction of goodwill under the provisions of EITF 93-7. ComEd cannot predict the timing of the final resolution of these refund claims or the potential payment of any contingent fees.
     See Note 8 — Income Taxes for information regarding ComEd’s income tax refund claims and certain tax positions, including the 1999 sale of fossil generating assets.

10. Supplemental Financial Information
Supplemental Statement of Operations Information.  The following tables provide additional information regarding the components of other, net within the Consolidated Statements of Operations and Comprehensive Income of ComEd for the three and six months ended June 30, 2007 and 2006:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Investment income	$1	$—	$2	$—
Gain (loss) on disposition of assets and investments, net	1	(2)	1	(2)
AFUDC, equity	1	—	2	—
Other	2	3	2	3

Other, net	$5	$1	$7	$1

     For the three and six months ended June 30, 2007 and 2006, the following utility taxes are included in revenues and expenses for ComEd:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Utility taxes	$60	$57	$126	$119
Supplemental Cash Flow Information. The following tables provide additional information regarding the components of other non-cash operating activities and other assets and liabilities within ComEd’s Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and 2006:

	Six Months Ended
	June 30,
	2007	2006
Other non-cash operating activities:
Pension and non-pension postretirement benefits costs	$51	$38
Equity in losses of unconsolidated affiliates	4	5
Provision for uncollectible accounts	24	11
Amortization of regulatory asset related debt costs	13	5
Other	15	13

Total other non-cash operating activities	$107	$72

Changes in other assets and liabilities:
Under/over-recovered energy costs	$(104)	$—
Other current assets	—	(10)
Other noncurrent assets and liabilities	11	3

Total changes in other assets and liabilities	$(93)	$(7)

Supplemental Balance Sheet Information. The following tables provide information about the regulatory assets and liabilities of ComEd as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006

Regulatory assets
Deferred income taxes	$11	$11
Debt costs	166	179

	June 30,	December 31,
	2007	2006
Severance	147	158
Conditional asset retirement obligations	98	95
MGP remediation costs	59	47
Rate case costs	6	7
Procurement case costs	4	5
Other	28	30

Noncurrent regulatory assets	519	532
Under-recovered energy costs current asset (a)	104	—

Total regulatory assets	$623	$532

	June 30,	December 31,
	2007	2006
Regulatory liabilities
Nuclear decommissioning	$1,856	$1,760
Removal costs	1,077	1,059
Other	—	5

Noncurrent regulatory liabilities	2,933	2,824

Total regulatory liabilities	$2,933	$2,824

(a)	Starting in 2007, the ComEd costs represent electricity and transmission costs recoverable (refundable) under ComEd’s ICC-approved rates. ComEd’s deferred energy costs are earning (paying) a rate of return. See Note 3 — Regulatory Issues.
     The following tables provide information regarding accumulated depreciation, the allowance for uncollectible accounts and counterparty margin deposit accounts as of June 30, 2007 and December 31, 2006:

	June 30, 2006	December 31, 2006
Property, plant and equipment:
Accumulated depreciation	$1,542	$1,445
Accounts receivable:
Allowance for uncollectible accounts	35	20
Other current liabilities:
Counterparty collateral deposits received (a)	3	—

(a)	ComEd has received counterparty collateral deposits from suppliers under its supplier forward contracts for the procurement of electricity.

11. Related-Party Transactions
     The financial statements of ComEd include related-party transactions as presented in the tables below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues from affiliates
Generation (a)	$—	$2	$1	$3
ComEd Transitional Funding Trust	1	1	2	2
Other	—	—	1	1

Total operating revenues from affiliates	$1	$3	$4	$6

Purchased power from affiliate
Generation (b)	$330	$685	$710	$1,456
Operation and maintenance from affiliates
Exelon Business Services Company (BSC) (c)	$45	$53	$95	$105
Interest expense to affiliates, net
ComEd Transitional Funding Trust (e)	$7	$12	$16	$26
ComEd Financing II	4	4	7	7
ComEd Financing III	3	3	6	6

Total interest expense to affiliates, net	$14	$19	$29	$39

Equity in losses of unconsolidated affiliates
ComEd Funding LLC	$2	$3	$4	$5
Capitalized costs
BSC (c)	$16	$19	$33	$36
Cash contributions received from parent	$—	$—	$—	$23

	June 30,	December 31,
	2007	2006
Receivables from affiliates (current)
ComEd Transitional Funding Trust	$—	$17
Other	—	1

Total receivables from affiliates (current)	$—	$18

Investments in affiliates
ComEd Funding LLC	$(4)	$4
ComEd Financing II	10	10
ComEd Financing III	6	6

Total investments in affiliates	$12	$20

Receivable from affiliates (noncurrent)
Generation (d)	$1,856	$1,760
ComEd Transitional Funding Trust	15	14
Other	2	—

Total receivable from affiliates (noncurrent)	$1,873	$1,774

Payables to affiliates (current)
Generation (b)	$68	$197
BSC (c)	18	10
ComEd Financing II	6	6
ComEd Financing III	4	4
Other	—	2

Total payables to affiliates (current)	$96	$219

Long-term debt to ComEd Transitional Funding Trust and other financing trusts (including due within one year)
ComEd Transitional Funding Trust (e)	$443	$648
ComEd Financing II	155	155
ComEd Financing III	206	206

Total long-term debt due to financing trusts	$804	$1,009

(a)	Starting in 2007, ComEd is delivering electricity to Generation for Generation’s own use at its generation stations. In 2006, ComEd delivered and provided electricity to Generation.

(b)	ComEd’s full-requirements power purchase agreement, as amended, with Generation expired December 31, 2006. Starting January 2007, ComEd began procuring electricity from Generation under the supplier forward contract resulting from the reverse-auction procurement process. See Note 3—Regulatory Issues for more information.

(c)	ComEd receives a variety of corporate support services from BSC, including legal, human resources, financial, information technology, supply management services, planning and engineering of delivery systems, management of construction, maintenance and operations of the transmission and delivery systems and management of other support services. All services are provided at cost, including applicable overhead. A portion of such services is capitalized.

(d)	ComEd has a long-term receivable from Generation as a result of the nuclear decommissioning contractual construct, whereby, to the extent the assets associated with decommissioning are greater than the applicable asset retirement obligation at the end of decommissioning, such amounts are due back to ComEd for payment to ComEd’s customers.

(e)	Amount includes a $17 million reallocation from prepaid interest to long-term debt. This reallocation did not have an impact on ComEd’s Consolidated Statement of Operations or ComEd’s Consolidated Statement of Cash Flows.
12. Subsequent Events
On July 24, 2007, following extensive discussions with legislative leaders in Illinois, ComEd, Generation, and other utilities and generators in Illinois reached the Settlement with various representatives from the State of Illinois concluding discussions of measures to address concerns about higher electric bills in Illinois without rate freeze, generation tax or other legislation that ComEd believes would be harmful to consumers of electricity, electric utilities, generators of electricity and the State of Illinois. See Note 3 — Regulatory Issues for more information.